As filed with the Securities and Exchange Commission on May 20, 1996.

                                                             File No. 33-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           HEALTH PROFESSIONALS, INC.
               (Exact name of issuer as specified in its charter)

            Delaware                                         11-3076108
  (State or other jurisdiction                           (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

     515 East Las Olas Blvd.
         Suite 1600
    Fort Lauderdale, Florida                                   33301
(Address of principal executive offices)                     (Zip Code)

                               ------------------

                            CONSULTING AGREEMENT WITH
                              LOGICA OVERSEAS, S.A.

                            CONSULTING AGREEMENT WITH
                             RUBIN CONSULTANTS, INC.
                                       and
                           COMPENSATION AGREEMENT WITH
                       ADVISORS, DIRECTORS AND CONSULTANTS
                           ---------------------------
                            (Full title of the plan)

                               ------------------

                            William Reiter, President
                       515 East Las Olas Blvd., Suite 1600
                         Fort Lauderdale, Florida 33301
                          Telephone No.: (954) 766-2552
                     (Name and address of agent for service)

                                    Copy to:

                             Joel D. Mayersohn, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                 (954) 763-1200
                               ------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                       Proposed    Proposed
                                       maximum     maximum
                                       offering    aggregate    Amount of
Title of securities   Amount to be     price per   offering   registration
 to be registered     registered(1)    share(1)    price(1)      fee (1)
================================================================================

Common Stock           309,000
($.02 par value)       shares            $5.00     $1,545,000   $533
================================================================================

(1) Pursuant to Rule 457(h), the maximum offering price was calculated based upon the closing price of the Company's Common Stock on the American Stock Exchange on May 14, 1996.

                           HEALTH PROFESSIONALS, INC.

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K



              Form S-8 Item Number
                  and Caption                     Caption in Prospectus
                  -----------                     ---------------------

 1.  Forepart of Registration State-              Facing Page of Registration
     ment and Outside Front Cover                 Statement and Cover Page of
     Page of Prospectus                           Prospectus

 2.  Inside Front and Outside Back                Inside Cover Page of Pro-
     Cover Pages of Prospectus                    spectus and Outside Cover
                                                  Page of Prospectus

 3.  Summary Information, Risk Fac-               Not Applicable
     tors and Ratio of Earnings to
     Fixed Charges

 4.  Use of Proceeds                              Not Applicable

 5.  Determination of Offering Price              Not Applicable

 6.  Dilution                                     Not Applicable

 7.  Selling Security Holders                     Sales by Selling Security
                                                  Holders

 8.  Plan of Distribution                         Cover Page of Prospectus
                                                  and Sales by Selling
                                                  Security Holders

 9.  Description of Securities to be              Description of Securities;
     Registered                                   Consulting Agreements

10.  Interests of Named Experts and               Legal Matters
     Counsel

11.  Material Changes                             Not Applicable

12.  Incorporation of Certain Infor-              Incorporation of Certain
     mation by Reference                          Documents by Reference

13.  Disclosure of Commission Posi-               Indemnification of Direc-
     tion on Indemnification for                  tors and Officers; Under-
     Securities Act Liabilities                   takings

PROSPECTUS
                           HEALTH PROFESSIONALS, INC.

                         309,000 Shares of Common Stock
                                ($.02 par value)

                               Issued Pursuant to
                    the Company's Consulting Agreements with
                            Rubin Consultants, Inc.,
                             Logica Overseas, S.A.,
                         and Compensation Agreement with
                       Advisors, Directors and Consultants

         This Prospectus is part of a Registration Statement which registers an aggregate of 309,000 shares of Common Stock, $.02 par value (such shares being referred to as the "Shares"), of Health Professionals, Inc. (the "Company" or "HPI") which have been issued to (i) Rubin Consultants, Inc. a consultant to the Company ("Rubin") pursuant to a written Consulting Agreement dated February 16, 1996 (the "Rubin Consulting Agreement"), providing for the issuance of 160,000 Shares; (ii) Logica Overseas, S.A., a consultant to the Company ("Logica") pursuant to a written Consulting Agreement dated April 22, 1996 (the "Logica Consulting Agreement") providing for the issuance of 80,000 Shares; (iii) 9,000 shares to Atlas, Pearlman, Trop & Borkson, P.A. ("APT&B"), and 5,000 shares to Romanick, Lavin, Huss and Paoli ("RLH&P"), counsel to the Company pursuant to written compensation agreements (the "Compensation Agreements"); (iv) 2,500 shares each to Fred Roa and John Marsh, directors of the Company, pursuant to written agreements (the "Director Agreements"); (v) 10,000 shares to Bradford J. Beilly ("Beilly"), the Company's general counsel pursuant to a written agreement; and (vi) 40,000 shares to Brompton Asset Management, S.A. (the "J.V. Consultant") pursuant to a written agreement dated April 22, 1996 (the "J.V. Agreement"). Rubin and Logica and J.V. Consultant may be sometimes collectively referred to as the "Consultants," and the Rubin Consulting Agreement, the Logica Consulting Agreement and the J.V. Agreement may be collectively referred to as the "Consulting Agreements". In addition, the Consultants, APT&B, RLH&P, the directors, Beilly and the J.V. Consultant, in their capacity as selling shareholders, may sometimes hereafter be collectively referred to as the "Selling Security Holders." All of the Shares are being or have been issued pursuant to written consulting agreements.

           The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales. The Shares are subject to listing on The American Stock Exchange.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                              ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                  The date of this Prospectus is May 20, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the American Stock Exchange under the symbol "HPI."

         The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 309,000 Shares of the Company's Common Stock, to be issued to Consultants of the Company and pursuant to written Consulting Agreements of HPI. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the Shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

         2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995.

         3.       All reports and documents filed by the Company pursuant to
Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Health Professionals, Inc., 515 East Las Olas Blvd., Suite 1600, Fort Lauderdale, Florida 33301.

                                   THE COMPANY

         The Company was formed pursuant to the laws of the State of New York ln 1975 under the name Health Extension Services, Inc. In fiscal 1986, following the merger of its primary operating subsidiary into itself, the Company changed its name to Professional Care, Inc. ("PCI"). On November 25, 1991, the shareholders of the Company approved a merger and restructuring whereby each share of PCI common stock was exchanged for a share of common stock of Health Professionals, Inc. ("HPI"), a Delaware corporation formed on August 12, 1991 for the purpose of the restructuring. PCI became a wholly-owned subsidiary of HPI, and the existing subsidiaries of PCI also became subsidiaries of HPI. HPI and late subsidiaries (and any subsidiaries of such subsidiaries) are sometimes hereinafter collectively referred to as the "Company." The executive offices of the Company are located at 515 East Las Olas Boulevard, Suite 1600, Fort Lauderdale, Florida 33301. The Company's telephone number is (305) 766-2552.

         In December, 1991, the Company acquired 100% of Center for Special Immunology, Inc. ("CSI") and its subsidiaries which have since become the primary operating businesses of the Company. CSI, owns and operates an integrated health care delivery and clinical research system that includes a multi-state network, operating in 8 states, of primary care and clinical research facilities specializing in immune system disorders, consisting primarily of HIV, AIDS and Chronic Fatigue Immune Dysfunction Syndrome (CFIDS). The network also conducts multi-center trials in cooperation with biotechnology and pharmaceutical companies. CSI was founded in 1986 by William M. Reiter, M.D., FACP, and Paul J. Cimoch, M.D., FACP, who are both internationally recognized research physicians. Dr. Reiter is currently Chairman of the Board, President and Chief Executive Officer of the Company and Dr. Cimoch is an officer of CSI.

         The Company and its subsidiary, CSI, were the subject of a number of adverse newspaper articles commencing in May 1993. The source of certain of these negative articles was a former shareholder/employee of CSI who had been attempting to gain a financial settlement from the Company. The former shareholder/employee, who had no responsibilities for medical or research activities during his employment, contacted the Food and Drug Administration
(FDA) in 1993 and alleged that a CSI affiliated medical practice falsified data in a 1989 study, two years prior to CSI's acquisition by the Company. The FDA concluded its inquiry into this matter during 1994 and issued a warning letter to communicate their findings. Certain deficiencies in record-keeping practices were noted in the warning letter which have been corrected and the Company has begun receiving new contracts to perform FDA studies. The Company believes that this adverse publicity had the impact of causing a decline in patient flow and temporarily halted the procurement of new clinical trials contracts and caused a decrease in the price of the Company's Common Stock, all both of which limited the availability of the capital required to add new facilities and diverted management's attentions towards defending the Company.

         A.       CONTINUING OPERATIONS
                  ---------------------
         GENERAL
         -------
         CSI owns and operates an integrated health care delivery and clinical research system that includes a multi-state network of primary care and clinical research facilities specializing in immune system disorders consisting primarily of HIV, AIDS and CFIDS. The network also conducts multi-center clinical trials in cooperation with biotechnology and pharmaceutical companies. The Company became engaged in this health care delivery and research business in December 1991, when it acquired all of the stock of CSI. CSI was founded in 1986 by William M. Reiter, MD, FACP and Paul J. Cimoch, MD, FACP, internationally recognized research physicians.

         Historical outcomes analysis has demonstrated that the course of HIV disease can be profoundly and positively altered by the use of early intervention strategies and by preventive treatment directed against opportunistic infections. Through its efforts in research and practical application, CSI has developed protocols for the treatment of HIV patients. These protocols specify the treatments and therapies to be provided to HIV patients, depending on the stage of the disease as determined by a multi-parametric evaluation of clinical status, viral activity and immunologic function. Treatment of HIV patients at CSI facilities by their affiliated physicians is offered in accordance with these protocols. CSI has also developed research protocols which govern the processes and record keeping practices to be followed in specified studies performed by CSI. These studies may be undertaken at CSI's initiative or in conjunction with a separate organization (e.g., a pharmaceutical company), which would typically finance the study and pay certain fees to CSI in return for conducting its portion of the clinical trial.

         CFIDS is believed to result from a genetic failing occurring in the immune response genes. This defect, when coupled with certain viral infections or other activating factors, leads to a state of chronic immune activation, which causes a variety of symptoms, including profound fatigue. CSI has developed treatment protocols for chronic fatigue patients, the goal of which is to rebalance the immune system or otherwise alleviate symptoms.

         Services provided by CSI (including its CSI Clinical Laboratories, Inc., and CSI Therapeutics, Inc., CSI Clinical
Trials, Inc. and CSI Managed Care, Inc. subsidiaries) have accounted for all of the Company's operating revenues from continuing operations since the Company acquired CSI. After acquiring CSI and its two (2) operating facilities, the Company has opened three (3) new facilities and has entered into independent affiliation agreements with an additional thirteen (13) facilities.

         ORGANIZATION AND OPERATION
         --------------------------
         The Company through CSI owns and operates 5 facilities located in Ft. Lauderdale, Fla., Miami, Fla., Chicago, Ill., Irvine, CA and San Diego, CA. CSI Clinical Laboratories, Inc. ("CSI Clinical Laboratories") is a licensed clinical laboratory that currently provides services exclusively to CSI's clinical facilities. CSI Therapeutics, Inc. ("CSI Therapeutics") provides pharmaceutical distribution, home care and infusion care in connection with the operation of CSI's facilities. CSI Clinical Trials, Inc. ("CSI Clinical Trials") conducts multi-center clinical trials for biotechnology and pharmaceutical companies as well as its own internally developed treatment protocols. CSI Managed Care, Inc. ("CSI Managed Care") markets and administrates managed care contracts with third party payors, including preferred provider organizations, health maintenance organizations and self insured organizations.

         Each of the five (5) Company owned facilities is owned by a wholly-owned subsidiary of CSI. A medical professional association (the "PC") enters into an Independent Practice Affiliation Agreement (IPAA) with CSI to utilize the facility in order to provide care to its patients with immunological and related diseases.

         SUPPORT SERVICES
         ----------------
         In addition to providing and updating treatment and research protocols, CSI also offers other support services to its facilities. These currently include laboratory, pharmaceutical distribution, home care, out-patient infusion services, clinical trial services and a managed care network.

         1. LABORATORY SERVICES: CSI Clinical Laboratories is a licensed clinical laboratory, operated to research standards. It currently provides services exclusively to CSI clinical facilities and CSI's Privately Owned Facility Independent Practice Affiliates. The laboratory specializes in hematology, immunogenetics and diagnostic immunology; with particular expertise in flow cytometery and immunoassay. General laboratory work is provided by a sub-contract with a national reference laboratory. Laboratory result reporting from all sources is through CSI's integrated information technologies system. All information is archived in relational data bases, enabling customized clinical presentation and post hoc research analysis.

         2. THERAPEUTIC SERVICES: CSI Therapeutics is the umbrella subsidiary for pharmaceutical distribution, home care and infusion care. Parenteral pharmaceutical distribution is made to PA's for in office use of injectable medications by the PA. Oral pharmaceutical distribution is made to PA's for dispensing by the PA in accordance with applicable regulation~. Home health care and out-patient infusion care is available to patients of the PA through CSI, primarily via a national sub-contract arrangements with an unaffiliated home health care companies.

         3. CSI CLINICAL TRIALS: CSI's Clinical Trials Division is responsible for protocol review, budget development and presentation to the clinical network of all Clinical Trials conducted for biotechnical or pharmaceutical companies or CSI's internally developed protocols. Research physicians and protocol specialists in the Clinical Trials Division oversee study initiation, quality assurance, administrative and regulatory matters. All source documentation from study sites utilizing CSI's Affiliated Physicians Network will be captured on CSI Information Technologies System clinical and research templates. Data will be monitored centrally, automatically extracted to study case report forms and transferred to sponsors for interim analysis. Manual transcription of data from source documents to case report forms and to the sponsor's computer data bases will be obviated. All information will be transformed into electronic records, with security standards making them acceptable for submission to governmental regulatory agencies.

         4.       CSI MANAGED CARE:   CSI Managed Care, Inc. markets and
                  administers discounted fee for service relationships with third party insurers, preferred provider organization~, health maintenance organizations and self insured organizations. Once negotiated, the contracts are made available to CSI's Independent Affiliated Physicians Network whose physicians have the opportunity to accept or decline the contract. Once it has accepted a contract, the Affiliate agrees to honor the fee structure throughout its term. In addition, CSI Managed Care, Inc. has entered into a Data Management Analysis and Royalty Agreement with CHOE, a wholly-owned subsidiary of the Bristol-Myers Squibb Company under which CSI has received $350,000 of income for the sale of its historical data on treatment outcomes for various treatment protocols. CSI Managed Care intends to develop capitated care programs which can be marketed independently or in conjunction with pharmaceutical and other service providers.

         MARKETING
         ---------
         CSI targets its marketing efforts to a number of audiences, including third party payors, prospective patients, physicians, and pharmaceutical and biotechnology companies. Marketing to prospective patients is primarily in the form of media advertising and seminars conducted for appropriate consumer groups. CSI maintains its presence among physicians through articles in trade journals written by CSI physicians as well as through presentations at domestic and international conventions. Currently, CSI estimates that new patients are generated equally from three sources: media advertising, physician referrals and word-of-mouth referrals from current patients.

         CSI continues to direct its marketing efforts to address third party insurance companies, preferred provider organizations, health maintenance organizations, and self-insured companies including the negotiation of managed care contracts with some of these groups.

         In addition to the above, the Company also markets its services to pharmaceutical and biotechnology companies in an effort to generate additional revenues by performing research studies for those companies. Marketing efforts in this area consist primarily of meetings with executives of such companies where CSI marketing personnel can demonstrate that due to its large patient base as well as the successful completion of similar studies in the past, CSI is well suited to perform studies required by health care companies to obtain governmental approval for new drugs or other therapies geared toward patients with immunological and related diseases.

         The Company's strategy is to expand its clinical network through affiliation with established physician practices, to actively pursue clinical research studies and to contract with managed care companies and self-insured employers. The Company feels that this approach offers long term strategic advantages to facilitate growth as the market for immunologic research and treatment continues to rapidly expand.

Consulting Agreement with Rubin

         On February 16, 1996, the Company entered into a Consulting Agreement with Rubin, pursuant to which the Company agreed to issue 160,000 Shares of Common Stock of the Company in consideration for consulting services to be provided to the Company over an anticipated three-year period commencing as of the date of the agreement. The term of the Consulting Agreement will be three years unless sooner terminated as provided therein and Rubin will provide full time services until June 15, 1996 and a minimum of 40 hours per month thereafter, for the remaining term of the Consulting Agreement. Under the terms of the Rubin Consulting Agreement, Rubin is to undertake for and consult with the Company concerning management, marketing, strategic planning, corporate organization and structure, expansion of services and shall review and advise the Company regarding its overall progress, needs and condition. Rubin has agreed not to transfer, sell or dispose of 10,000 of its shares until August 15, 1996.

         In particular,  Rubin shall provide the following  enumerated services:
(i) valuation of the Company's business activities including, but not limited to research and development, clinical trials, information systems, accounting, banking arrangements and overall analysis for the Company's financial condition;
(ii) preparation of business plan; (iii) assist the Company in the analysis of future expansion and identification of specific clinics with appropriate patient base for affiliation; (iv) assist the Company in the negotiation, evaluation and structuring of strategic alliances and joint ventures; and (v) assist the Company in the attainment of and negotiation for banking facilities and suitable credit lines.

Consulting Agreement with Logica

         On April 22, 1996, the Company entered into a Consulting Agreement with Logica pursuant to which the Company agreed to issue to 80,000 Shares of Common Stock of the Company in consideration for consulting services to be provided to the Company over an anticipated three-year period commencing as of the date of the Agreement. The term of the Consulting Agreement will be three years unless sooner terminated. Logica is to undertake for and consult with the Company concerning management, marketing, strategic planning, corporate organization and structure, financial matters including stockholder relations, and evaluating and structuring business acquisitions.

         In particular,  Logica shall provide the following enumerated services:
(i) the implementation of short-range and long-term planning to fully develop and enhance the Company's assets, resources and services particularly as such relate to the European Community and the Far East; (ii) the implementation of a marketing program to assist the Company in broadening the world-wide markets for its business and services and promote the image of the Company world-wide; (iii) assist the Company in monitoring the services provided by the Company's outside consultants and contractors; (iv) advise the Company relative to the continued development of a stockholder relations program; (v) assist the Company in developing programs and resources to enable and enhance its capacities to secure regulatory approvals; (vi) advise and assist the Company in identifying, evaluating and structuring business acquisitions.

Consulting Agreement with J.V. Consultant

         On April 22, 1996, the Company entered into an Agreement with BioCoral, Inc. pursuant to which the Company agreed to enter into a joint venture with

BioCoral, which joint venturer may enter into arrangements with one or more parties introduced to the Company by the J.V. Consultant. In consideration for introducing BioCoral and other venturers to the Company and for the assistance of the J.V. Consultant with respect to identification of such parties, assistance in negotiations, evaluating and structuring strategic alliances and joint ventures, the Company agreed to issue the J.V. Consultant 40,000 shares of its Common Stock.

Compensation Agreements

         On January 15, 1996, the Company entered into an Agreement with APT&B, whereby the Company agreed to issue APT&B 9,000 shares of its Common Stock as compensation for certain legal services rendered to the Company.

         On September 29, 1995, the Company entered into an Agreement with RLH&P, whereby the Company agreed to issue RLH&P 5,000 shares of its Common Stock as settlement for certain obligations to RLH&P in connection with legal services performed by RLH&P on the Company's behalf.

         On September 30, 1995, the Company entered into Agreements with each of Fred Roa and John Marsh, two of the Company's directors, pursuant to which the Company agreed to issue each of Messrs. Roa and Marsh 2,500 shares of the Common Stock of the Company in consideration for their services as directors of the Company and undertaking such services in the absence of officers and directors liability insurance.

         On February 21, 1996, the Company agreed to issue to Beilly 10,000 shares of its Common Stock in consideration for additional services provided by Beilly as general counsel and secretary to the Company.

Federal Income Tax Effects

         The following discussion applies to the stock issued under the Consulting and Compensation Agreements and is based on federal income tax laws and regulations in effect on March 31, 1996. In connection with the issuance of stock as compensation payable under the Agreements, there must be included in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which the Consultant's beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights are treated as transferable if and when they can sell, assign, pledge or otherwise transfer any interest in the stock to any person.

Restrictions Under Securities Laws

         The sale of any Shares of stock must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                        SALES BY SELLING SECURITY HOLDERS

         The following table sets forth the name of the Selling Security Holders, the amount of Shares of Common Stock held directly or indirectly, the maximum amount of Shares of Common Stock to be offered by the Selling Security Holders, the amount of Common Stock to be owned by the Selling Security Holders following sale of such Shares of Common Stock and the percentage of Shares of Common Stock to be owned by the Selling Security Holders following completion of such offering (based on 2,198,000 Shares of Common Stock of the Company outstanding at April 29, 1996).

                                                        Shares to be
Name of Selling                Number of    Shares to    Owned After    Percentage to be
Security Holder              Shares Owned   be Offered    Offering     Owned After Offering
---------------              ------------   ----------  ------------   --------------------
Logica Overseas, S.A           80,000        80,000         -0-                --

Rubin Consultants, Inc.       160,000       160,000         -0-                --

Atlas, Pearlman,
Trop & Borkson, P.A             9,000         9,000         -0-                --

Romanick, Lavin,
Huss & Paoli                    5,000         5,000         -0-                --

John Marsh(1)                   3,500         2,500         -0-                --

Fred Roa(1)                     7,200         2,500         -0-                --

Bradford J. Beilly(2)          22,500        10,000         -0-                --

Brompton Asset
Management S.A                 40,000        40,000         -0-                --

  (1) Includes 1,000 shares issuable under currently exercisable stock options.

  (2) Includes 10,000 shares issuable under currently exercisable warrants and stock options.

                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized by its Articles of Incorporation to issue 25,000,000 Shares of Common Stock, par value $.02 per Share, of which 2,198,000 were outstanding as of April 29, 1996. The holders of the Company's Common Stock are entitled to receive dividends at such time and in such amounts as may be determined by the Company's Board of Directors, and upon liquidation are entitled to share ratably in the assets of the Company remaining after the payment of all debts and other liabilities.

         All Shares of the Company Common Stock have equal voting rights, each Share being entitled to one vote per Share for the election of Directors and for all other purposes. Holders of such Common Stock are not entitled to any preemptive rights to purchase or subscribe for any of the Company's securities. All of the Company's Common Stock which are issued and outstanding are fully paid and non-assessable. Stockholders do not have cumulative voting rights, which means that the holders of more than 50% of the Shares voting for the election of Directors are able to elect 100% of the Company's Directors.

         It is not contemplated that any dividends will be paid on the Common Stock, and the future ability to pay dividends will be dependent upon the success of the Company's operations and the decision by its management at that time.

Preferred Stock

         The Company is authorized to issue 100,000 shares of Preferred Stock, par value $1.00 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. No shares of the Company's Preferred Stock were outstanding as of the date hereof.

AMEX

         The Company's Common Stock is traded on the AMEX under the symbol "HPI."

Transfer Agent

         The Company's Transfer Agent is Registrar and Transfer Co., 10 Commerce Drive, Cranford, New Jersey.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded on AMEX under the symbol "HPI." The Company's Common Stock was suspended from trading on the AMEX from February 17, 1995 to September 29, 1995 and during such period traded on the over-the-counter market. The Company does not fully satisfy all of the financial guidelines for listing on the AMEX and accordingly, there can be no assurance that the AMEX listing will be continued. In connection with the Company's agreement with AMEX to resume trading, the Company agreed, subject to stockholder approval, to recommend a one-for-ten reverse stock at the Company's next annual meeting of stockholders. At the annual meeting of stockholders on April 19, 1996 the Company's shareholders approved the reverse stock split. AMEX also required the Company to improve its debt to equity ratio and to improve its overall financial results. With respect to the improvement of the Company's debt to equity ratio, the former Center for Special Immunology ("CSI") shareholders have agreed and the independent directors of the board have approved the conversion of $3,000,000 of a convertible note at $.25 per share into 1,200,000 shares of the Company's Common Stock. This conversion will result in a release of the security interest in the stock of CSI held by such shareholders. The following table sets forth the range of high and low closing sales or high bid and high asked price quotations for the Common Stock for the periods indicated.

                                                   Common Stock
                                              High              Low
                                              ----              ---
Fiscal Year
-----------
1994
         1st Quarter....................      15.625            5.225
         2nd Quarter....................      13                6.875
         3rd Quarter....................      10                5
         4th Quarter....................      13                5.225
1995
         1st Quarter....................       7.50             3.125
         2nd Quarter....................       4.375             .625
         3rd Quarter....................       6.250             .938
         4th Quarter....................       7.50             1.875
1996
         October 1-December 31, 1995....       5                5
         December 31-March 31, 1995.....       3.75             1.875

         As of December 31, 1995, the approximate number of record holders of the Company's Common Stock was 751.

         The Company has not paid any cash dividends on its Common Stock. For the foreseeable future, the Company anticipates that any earnings that may be generated from operations will be used to finance the growth of the Company.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Special Counsel for the Company, Fort Lauderdale, Florida. Atlas, Pearlman, Trop & Borkson, P.A.
owns 9,000 Shares of the Company's common stock.

                                 INDEMNIFICATION

         Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the state of incorporation of the Company, the Certificate of Incorporation of the Company, eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

         The Certificate of Incorporation and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL. Section 145 of the GCL of the State of Delaware generally authorizes indemnification by a corporation when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys' fees) if actually and reasonably incurred by him or her in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         The Company does not maintain directors' and officers' liability insurance.

         The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officer of Company under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference
-------           ---------------------------------------
         The documents listed in (a) through (b) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

                  (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995.

                  (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

                  (d) The description of the Common Stock of the Company which is contained in a Registration Statement dated December 19, 1991, on the Form 8-B (Reg. No. 1-10966) filed under the Exchange
Act, including any amendment or report filed for the purpose of updating such description.

Item 4.           Description of Securities
-------           -------------------------
         A description of the Company's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.           Interests of Named Experts and Counsel
-------           --------------------------------------
         Not Applicable.

Item 6.           Indemnification of Directors and Officers
-------           ------------------------------------------
          Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the state of incorporation of the Company, the Certificate of Incorporation of the Company, eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

         The Certificate of Incorporation and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL. Section 145 of the GCL of the State of Delaware generally authorizes indemnification by a corporation when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys' fees) if actually and reasonably incurred by him or her in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         The Company does not maintain directors' and officers' liability insurance.

         The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officer of Company under the Securities Act of 1933.

Item 7.           Exemption from Registration Claimed
-------           -----------------------------------

         Inasmuch as the Consultants who received the Shares, Company were knowledgeable, sophisticated and had access to comprehensive information relevant to the Company, such transactions was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. As a condition precedent to such issuance, the Consultants were required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Company except upon sale of the underlying Shares of Common Stock pursuant to a registration statement.

Item 8.           Exhibits
-------           --------

Exhibit                             Description
-------                             -----------

(4)(a)            Consulting Agreement with Rubin Consultants, Inc.

(4)(b)            Consulting Agreement with Logica Overseas, S.A.

(4)(c)            Stock Agreement with Atlas, Pearlman, Trop & Borkson,
                  P.A.

(4)(d)            Stock Agreement with Romanick, Lavin, Huss & Paoli

(4)(e)            Stock Agreement with John Marsh

(4)(f)            Stock Agreement with Fred Roa

(4)(g)            Stock Agreement with Bradford J. Beilly

(4)(h)            Consulting Agreement with Brompton Asset Management, S.A.

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of securities pursuant to the above Consulting Agreements

(23.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(23.2)            Consent of independent certified public accountants

Item 9.           Undertakings
-------           ------------
         (1)      The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale and the State of Florida, on the 17th day of May, 1996.

                                        HEALTH PROFESSIONAL, INC.



                                        By:/S/ WILLIAM REITER
                                           ----------------------------------
                                           William Reiter
                                           Chairman of the Board, President
                                           and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature              Title                                Date
   ---------              -----                                ----

                        Chairman of the Board,
                        President and Chief
                        Executive Officer (Principal
/S/WILLIAM REITER       Executive Officer)                  May 17, 1996
-------------------
William Reiter

                        Chief Financial Officer
/S/W. DOUGLAS KAHN      (Principal Accounting
-------------------
W. Douglas Kahn         Officer)                            May 17, 1996

/S/FRED ROA             Director
-------------------
Fred Roa                                                    May 17, 1996

/S/JOHN MARSH           Director
-------------------
John Marsh                                                  May 17, 1996

                        Director
-------------------
Paul J. Cimoch

                        Director
-------------------
Gregory S. Anderson
                                        v